 Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

ORTHOPEDIATRICS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (1)(2)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.00025 per share	457(o)
	Equity	Preferred Stock, $0.00025 per share	457(o)
	Debt	Debt Securities (3)	457(o)
	Other	Warrants	457(o)
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)			$250,000,000	0.00014760	$36,900
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		-
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$250,000,000		$36,900
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$36,900

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, as shall have an aggregate initial offering price not to exceed $250,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the rules and regulations under the Securities Act and based upon the maximum aggregate offering price of all securities being registered.

(3)	The debt securities covered by this registration statement may be senior and/or subordinated debt securities of OrthoPediatrics Corp.